EXECUTIVE SEVERANCE AGREEMENT

     THIS EXECUTIVE SEVERANCE AGREEMENT (the “Agreement”) made as of the 3rd day of December, 2008 (the “Effective Date”), by and between Encorium Group, Inc., a Delaware corporation (the “Company”), and David Ginsberg

(“Executive”).

     WHEREAS, should the possibility of a Change in Control (as hereinafter defined) of the Company arise, the Board of Directors of the Company (the “Board”) believes it imperative that the Company and the Board should be able to rely upon the Executive to continue in his position, and that the Company should be able to receive and rely upon the Executive’s advice, if requested, as to the best interests of the Company and its shareholders without concern that the Executive might be distracted by the personal uncertainties and risks created by the possibility of a Change in Control.

     NOW, THEREFORE, to assure the Company that it will have the continued dedication of the Executive and the availability of his advice and counsel notwithstanding the possibility, threat, or occurrence of a Change in Control of the Company, and to induce the Executive to remain in the employ of the Company, and for other good and valuable consideration, the Company and the Executive agree as follows:

ARTICLE 1. DEFINITIONS

     1.1 Definitions. Whenever used in this Agreement, the following terms shall have the meanings set forth below and, when the meaning is intended, the initial letter of the word is capitalized:

(a)	“Agreement” means this Executive Severance Agreement.

(b)	“Base Salary” means the salary of record paid to the Executive as annual salary, excluding amounts received under incentive or other bonus plans, whether or not deferred.

     (c) “Beneficiary” means the persons or entities designated or deemed designated by the Executive pursuant to Section 7.2 hereof.

(d)	“Board” means the Board of Directors of the Company.

(e)	“Cause” shall mean Cause as defined in Executive’s employment agreement, to which this Executive Severance Agreement is a part (the “Employment Agreement”).

     (f) “Change in Control” of the Company shall be deemed to have occurred as of the first day that any one or more of the following conditions shall have been satisfied:

     (i) When a “person”, as defined in Sections 3(a)(9) and 13(d)(3) of the Exchange Act, becomes the beneficial owner, directly or indirectly, of securities of the Company representing (A) more than twenty-five(25%) of the combined voting power of the Company’s then outstanding securities, unless such person is subject to contractual restrictions that would preclude him from voting such shares in a manner to influence or control the management of the Company’s business, provided that in the event such contractual restrictions are removed, a Change of Control will be deemed to have occurred on the effective date of such removal or on such later date as the Executive receives actual notice of such removal, or (B) one hundred percent (100%) of the combined voting power of the Company’s then outstanding securities regardless of any contractual restrictions. For purposes of this provision, “person” shall not include the Company, any subsidiary of the Company, any employee benefit plan or employee stock plan of the Company, or any person holding the Company’s Common Stock by for or pursuant to the terms of such a plan; and “voting power” shall mean the power under ordinary circumstances (and not merely upon the happening of a contingency) to vote in the election of directors.

     (ii) When, as a result of a vote of stockholders for which proxies are solicited by or on behalf of any person other than the Company in accordance with the SEC rules issued under Section 14 of the Exchange Act, or which is exempt from the SEC proxy rules by reason of Rule 14a-2 under the Exchange Act, or as a result of an action by written consent of stockholders without a meeting, the “incumbent directors” cease to constitute at least a majority of the authorized number of members of the Board. For purposes of this provision, “incumbent directors” shall mean the persons who were members of the Board on the date hereof (including Executive’s nominees), and the persons who were elected or nominated as their successors or pursuant to increases in the size of the Board by a vote of at least an absolute majority (and not just the majority of a quorum) of the Board members who were then Board members (or successors or additional members so elected or nominated).

     (iii) When the stockholders of the Company approve a merger, consolidation, or reorganization, whether or not the Company is the surviving entity in such transaction, other than a merger, consolidation, or reorganization that would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) at least seventy percent (70%) of the combined voting power of the voting securities, held in relatively the same proportion, of the Company (or such surviving entity) outstanding immediately after the merger, consolidation, or reorganization.

     (iv) When the stockholders of the Company approve (A) the sale or other disposition of all or substantially all of the assets the company or (B) a complete liquidation or dissolution of the Company.

     (v) When the Board adopts a resolution to the effect that any person has acquired effective control of the business and affairs of the Company.

     However, in no event shall a Change in Control be deemed to have occurred, with respect to the Executive, if the Executive is part of a purchasing group which consummates the Change in Control transaction. The Executive shall be deemed “part of a purchasing group” for purposes of the preceding sentence if the Executive is an equity participant in the purchasing company or group, except for ownership of less than ten percent (10%) of the stock of the purchasing company.

(g) “Code” means the United States Internal Revenue Code of 1986, as amended.

(h) “Disability” means permanent and total disability, within the meaning of Code Section 22(e)(3), as determined by the Board in the exercise of good faith and reasonable judgment, upon receipt of and in reliance on sufficient competent medical advice from one or more individuals, selected by the Company, who are qualified to give professional medical advice.

     (i) “Effective Date of Termination” means the date on which a Qualifying Termination occurs that triggers the payment of Severance Benefits hereunder.

     (h) “Exchange Act” means the United States Securities Exchange Act of 1934, as amended.

     (i) “Good Reason” means Good Reason as the term is defined in the Employment Agreement and shall also mean the failure of the Company to obtain a satisfactory agreement from any successor to the Company to assume and agree to perform the Company’s obligations under the Employment Agreement; and any purported termination by the Company of the Executive’s employment that is not effected pursuant to a Notice of Termination satisfying the requirements of Section

2.7	hereof.

(i) “Total Payments” means the sum of the Executive’s Severance Benefits and all other payments and benefits provided to the Executive by the Company that constitute “excess parachute payments” within the meaning of Code Section 280G(b)(1). Without limiting the generality of the foregoing, Total Payments shall include any and all excess parachute payments associated with outstanding long term incentive grants (to include, but not be limited to, early vesting of stock options or restricted stock).

     (j) Qualifying Termination: Any termination (other than death or disability) of Executive’s employment (A) other than for Cause or (B) by Executive for Good Reason.

     (k) “Window Period” means the time period commencing one hundred eighty (180) days prior to a Change in Control, as defined in Section (f) of this Article 1, and ending eighteen months after the latter to occur of: (i) any of the events defined as a Change in Control in Section ARTICLE 1; or (ii) final consummation of the liquidation, sale or disposition of assets, or the merger, consolidation or reorganization of the Company as described in Subsections 1(f)(iii) and 1(f)(iv).

ARTICLE 2. SEVERANCE BENEFITS

     2.1 Right to Severance Benefits. Executive shall be entitled to receive from the Company Severance Benefits as described in Section 2.2 hereof, if there has been a Change in Control of the Company and if, within the Window Period the Executive’s employment with the Company is terminated for a reason considered a Qualifying Termination.

     2.2 Description of Severance Benefits. In the event that the Executive becomes entitled to receive Severance Benefits, as provided in this Article 2, the Company shall pay to the Executive and provide him with the following:

(a) An amount equal to:

Date of Termination Amount of Severance

Effective Date of Termination occurring on or before An amount equal to twenty-four (24) months of the Executive’s annual base the one-year anniversary of this Agreement. salary at the rate in effect in effect at the commencement of the Window Period or any higher rate that may be in effect from that date until the Effective Date of Termination Effective Date of Termination occurring after the one- An amount equal to twenty-three (23) months of the Executive’s annual base year anniversary but prior to or on the thirteen (13) salary at the rate in effect in effect at the commencement of the Window month anniversary of this Agreement. Period or any higher rate that may be in effect from that date until the Effective Date of Termination Effective Date of Termination occurring after the An amount equal to twenty-two (22) months of the Executive’s annual base thirteen (13th) month anniversary of this Agreement salary at the rate in effect in effect at the commencement of the Window but prior to or on the fourteenth (14th) month Period or any higher rate that may be in effect from that date until the anniversary of this Agreement. Effective Date of Termination Effective Date of Termination occurring after the An amount equal to twenty-one (21) months of the Executive’s annual base fourteenth (14th) month anniversary of this salary at the rate in effect in effect at the commencement of the Window Agreement but prior to or on the fifteenth (15) month Period or any higher rate that may be in effect from that date until the anniversary of this Agreement. Effective Date of Termination Effective Date of Termination occurring after the An amount equal to twenty (20) months of the Executive’s annual base salary fifteenth (15th) month anniversary of this Agreement at the rate in effect in effect at the commencement of the Window Period or but prior to or on the sixteenth (16th) month any higher rate that may be in effect from that date until the Effective Date of anniversary of this Agreement. Termination Effective Date of Termination occurring after the An amount equal to nineteen (19) months of the Executive’s annual base sixteenth (16th) month anniversary of this Agreement salary at the rate in effect in effect at the commencement of the Window but prior to or on the seventeenth (17th) month Period or any higher rate that may be in effect from that date until the anniversary of this Agreement. Effective Date of Termination

Effective Date of Termination occurring after An amount equal to eighteen (18) months of the Executive’s the seventeenth (17th) month anniversary of annual base salary at the rate in effect in effect at the this Agreement but prior to or on the third commencement of the Window Period or any higher rate that anniversary month anniversary of this may be in effect from that date until the Effective Date of Agreement. Termination

     (b) A continuation of all benefits pursuant to any and all welfare benefit plans under which the Executive and/or the Executive’s family is eligible to receive benefits and/or coverage, including, but not limited to, group life insurance, hospitalization, disability, medical and dental plans, at the same premium cost, and at the same coverage level, as in effect as of the as of the effective date of the Change in Control or Qualifying Termination, as he case may be. The welfare benefits described in this Subsection 2.3(b) shall continue following the effective date of the Change of Control or Qualifying Termination, as the case may be, for the period of time the Executive is entitled to receive severance pursuant to Section 2.2(a); provided, however, that such benefits shall be discontinued prior to the end of such period in the event the Executive receives substantially similar benefits from a subsequent employer;

     (c) Reasonable Company paid outplacement assistance, commensurate with assistance normally provided to executive level personnel, for a period of up to twelve (12) months following the Effective Date of Termination, or for such longer period as the Company may agree;

     (d) The immediate vesting and exercisability of all stock options or other equity incentives granted to the Executive that are not otherwise vested or exercisable; and

     (e) Any other accrued rights and benefits of the Executive under the Employment Agreement.

     2.3 Termination for Total and Permanent Disability. Following a Change in Control of the Company, if the Executive’s employment is terminated due to Disability, the Executive shall receive his Base Salary then in effect, at which point in time the Executive’s benefits shall be determined in accordance with the Company’s retirement, insurance, and other applicable plans and programs then in effect.

     2.4 Termination for Death. Following a Change in Control of the Company, if the Executive’s employment is terminated by reason of his death, the Executive’s benefits shall be determined in accordance with the Company’s survivor’s benefits, insurance, and other applicable programs of the Company then in effect.

     2.5 Termination for Cause or by the Executive Other Than for Good Reason. Following a Change in Control of the Company, if the Executive’s employment is terminated either: (i) by the Company for Cause; or (ii) by the Executive other than for Good Reason, the Company shall pay the Executive his full Base Salary and accrued vacation through the Effective Date of Termination, at the rate then in effect, plus any other amounts to which the Executive is entitled under any compensation or benefit plans of the Company at the time such payments are due, and the Company shall have no further obligations to the Executive under this Agreement.

     2.6 Notices. In the event of a transaction that would constitute a Change of Control but for the provisions of Section 1.1(f)(i)(A) regarding contractual restrictions on the acquiror, the Company will give written notice to the Executive that no Change of Control has occurred. Likewise, in the event that such contractual restrictions are subsequently removed, the Company will give written notice to the Executive that a

Change of Control has occurred or will occur as of the effective date of the removal of such restrictions. Any termination by the Company for Cause or by the Executive for Good Reason following a Change of Control shall be communicated by Notice of Termination to the other party. For purposes of this Agreement, a “Notice of Termination” shall mean a written notice which shall indicate the specific termination provision in this Agreement relied upon, and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Executive’s employment under the provision so indicated.

ARTICLE 3. FORM AND TIMING OF SEVERANCE BENEFITS

     3.1 Form and Timing of Severance Benefits. The Severance Benefits described in Section hereof shall be paid in cash to the Executive in a single lump sum as soon as practicable following the Effective Date of Termination, but in no event beyond thirty (30) days from such date. Any payment required under this Section 3.1, or any other provision of this Agreement, that is not made in a timely manner will bear interest at a rate equal to one hundred twenty percent (120%) of the applicable federal rate, as in effect under Section 1274(d) of the Code for the month in which the payment is required to be made.

     3.2 Withholding of Taxes. The Company shall be entitled to withhold from any amounts payable under this Agreement all taxes as legally shall be required (including, without limitation, any United States Federal taxes, and any other state, city, or local taxes).

ARTICLE 4. EXCISE TAX GROSS UP

     4.1 Equalization Payment. In the event that the Executive becomes entitled to Severance Benefits, if any of the Executive’s Total Payments will be subject to the tax (the “Excise Tax”) imposed by Section 4999 of the Code (or any similar tax that may hereafter be imposed), the Company shall pay to the Executive in cash an additional amount (the “Gross-up Payment”) such that the net amount retained by the Executive after deduction of any Excise Tax on the Total Payments and any federal, state, and local income tax and Excise Tax upon the Gross up Payment provided for by this Section 4.1, shall be equal to the Total Payments. Such payment shall be made by the Company to the Executive as soon as practicable following the Effective Date of Termination, but in no event beyond thirty (30) days from such date.

     4.2 Tax Computation. For purposes of determining whether any of the Total Payments will be subject to the Excise Tax and the amounts of such Excise Tax:

     (a) Any other payments or benefits received or to be received by the Executive in connection with a Change in Control of the Company or the Executive’s termination of employment (whether pursuant to the terms of this Agreement or any other plan, arrangement, or agreement with the Company, or with any Person whose actions result in a Change in Control of the Company or any Person affiliated with the Company or such Persons) shall be treated as “parachute payments” within in the meaning of Section 280G(b)(2) of the Code, and all “excess parachute payments” within the meaning of Section 280G(b)(1) shall be treated as subject to the excise tax, unless in the opinion of tax counsel selected by the Company’s independent auditors and acceptable to the Executive, such other payments or benefits (in whole or in part) do not constitute parachute payments, or unless such excess parachute payments (in whole or in part) represent reasonable compensation for services actually rendered within the meaning of Section 280G(b)(4) of the Code in excess of the base amount within the meaning of Section 280G(b)(3) of the Code, or are otherwise not subject to the excise tax;

     (b) The amount of the Total Payments which shall be treated as subject to the Excise Tax shall be equal to the lesser of (i) the total amount of the Total Payments; or (ii) the amount of excess parachute payments within the meaning of Section 280G(b)(1) (after applying clause (a) above); and

     (c) The value of any non-cash benefits or any deferred payment or benefit shall be determined by the Company’s independent auditors in accordance with the principles of Sections 280G(d)(3) and (4) of the Code.

     For purposes of determining the amount of the Gross Up Payment, the Executive shall be deemed to pay Federal income taxes at the highest marginal rate of Federal income taxation in the calendar year in which the Gross Up Payment is to be made, and state and local income taxes at the highest marginal rate of taxation in the state and locality of the Executive’s residence on the Effective Date of ofTermination, net of the maximum reduction in Federal income taxes which could be obtained from deduction of such state and local taxes.

     4.3 Subsequent Recalculation. In the event the Internal Revenue Service adjusts the computation of the Company under Section 4.2 hereof, so that the Executive did not receive the greatest net benefit, the Company shall reimburse the Executive for the full amount necessary to make the Executive whole, plus an appropriate market rate of interest, as determined by the Company’s independent auditors.

ARTICLE 5. THE COMPANY’S PAYMENT OBLIGATION

     5.1 Payment Obligations Absolute. The Company’s obligation to make the payments and the arrangements provided for herein shall be absolute and unconditional, and shall not be affected by any circumstances, including, without limitation, any offset, counterclaim, recoupment, defense, or other right which the Company may have against the Executive or anyone else, except those arising under this Agreement. All amounts payable by the Company hereunder shall be paid without notice or demand. The Executive shall not be obligated to seek other employment in mitigation of the amounts payable or arrangements made under any provision of this Agreement, and the obtaining of any such other employment shall in no event effect any reduction of the Company’s obligations to make the payments and arrangements required to be made under this Agreement, except to the extent provided in Sections 2.3(b) hereof.

     5.2 Contractual Rights to Benefits. This Agreement establishes and vests in the Executive a contractual right to the benefits to which he is entitled hereunder.

However, nothing herein contained shall require or be deemed to require, or prohibit or be deemed to prohibit, the Company to segregate, earmark, or otherwise set aside any funds or other assets, in trust or otherwise, to provide for any payments to be made or required hereunder.

ARTICLE 6. LEGAL REMEDIES

     6.1 Payment of Legal Fees. To the extent permitted by law, the Company shall pay all legal fees, costs, including costs of litigation, prejudgment interest, and other expenses, incurred in good faith by the Executive as a result of the Company’s wrongful refusal to provide the Severance Benefits to which the Executive becomes entitled under this Agreement, or as a result of the Company’s unsuccessfully contesting the validity, enforceability, or interpretation of this Agreement, or as a result of any conflict between the parties pertaining to this Agreement in which the Executive is the prevailing party, or which is settled prior to the entry of a final judgment from which no appeal can be taken.

     6.2 Arbitration. The Executive shall have the right and option to elect (in lieu of litigation) to have any dispute or controversy arising under or in connection with this Agreement settled by final and binding arbitration, conducted before a panel of three (3) arbitrators sitting in a location selected by the Executive within fifty (50) miles from the location of his job with the Company, in accordance with the rules of the American Arbitration Association then in effect. Judgment may be entered on the award of the arbitrator in any court having proper jurisdiction.

All expenses of any such arbitration, including the fees and expenses of the counsel for the Executive, shall be borne by the Company.

ARTICLE 7. SUCCESSORS

     7.1 Assumption of Company’s Obligations. The Company will require any successor (whether direct or indirect, by purchase, merger, consolidation, or otherwise) to all or substantially all of the business and/or assets of the Company to expressly assume and agree to perform the Company’s obligations under this Agreement in the same manner and to the same extent that the Company would be required to perform them if no such succession had taken place. Failure of the Company to obtain such assumption and agreement prior to the effective date of any such succession shall entitle the Executive to compensation from the Company in the same amount and on the same terms as he would be entitled to hereunder if he had terminated his employment with the Company voluntarily for Good Reason. The date on which any such succession becomes effective shall be deemed the Effective Date of Termination.

     7.2 Payment to Beneficiary. This Agreement shall inure to the benefit of and be enforceable by the Executive’s personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees, and legatees. If the Executive should die while any amount would still be payable to him hereunder had he continued to live, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Agreement, to the Executive’s Beneficiary. If the

Executive has not named a Beneficiary, then such amounts shall be paid to the Executive’s devisee, legatee, or other designee, or if there is no such designee, to the Executive’s estate.

ARTICLE 8. MISCELLANEOUS

     8.1 Entire Agreement. This Agreement contains the entire understanding respect to the subject matter hereof.

     8.2 Severability. In the event any provision of this Agreement shall be held illegal or invalid for any reason, the illegality or invalidity shall not affect the remaining parts of the Agreement, and the Agreement shall be construed and enforced as if the illegal or invalid provision had not been included. Further, the captions of this Agreement are not part of the provisions hereof and shall have no force and effect.

     8.3 Modification. No provision of this Agreement may be modified, waived, or discharged unless such modification, waiver, or discharge is agreed to in writing and signed by the Executive and by an authorized representative of the Company, or by the respective parties’ legal representatives and successors.

     8.4 Applicable Law. To the extent not preempted by the laws of the United States, the laws of the Commonwealth of Pennsylvania shall be the controlling law in all matters relating to this Agreement, without regard to the principles of conflicts of law of any jurisdiction.

     IN WITNESS WHEREOF, the Company has caused this Agreement to be executed by its duly authorized officer, and Executive has executed this Agreement, in each case as of the date first above written.

ENCORIUM GROUP, INC. By:_/s/ Kai Lindevall_ Name: Kai Lindevall, Chairman

EXECUTIVE By:/s/ David Ginsberg Name: David Ginsberg